SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 11, 2013
Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 11, 2013, Piper Jaffray Companies (the “Company”) adopted the Piper Jaffray Companies Deferred Compensation Plan (the “Plan”). The Plan will be effective as of the date it was adopted. The Plan is intended to be an “unfunded” plan and will be maintained by the Company primarily for the purpose of providing deferred compensation to a select group of employees. Accordingly, the Plan is also intended to be exempt from Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Deferred compensation under the Plan will consist of elective deferrals, if any, made by Plan participants. Deferrals under the Plan will be fully vested at all times. Under the Plan, the Company will provide participants with the opportunity to defer a maximum of 50% of their base salary and commissions (or such other percentage that may be prescribed by the Plan administrator) and 90% of their cash bonuses (or such other percentage that may be prescribed by the Plan administrator). Payment obligations, if any, under the Plan are payable in cash on a date or dates selected by the participant or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: June 12, 2013	By	/s/ Debbra L. Schoneman
Debbra L. Schoneman
Chief Financial Officer